Exhibit 99.3


STOCK OPTION EXCHANGE PROGRAM: QUESTIONS AND ANSWERS

1. WHY IS KODAK OFFERING THIS PROGRAM?
Kodak's intent in granting stock options to employees is to create a performance-based incentive and reward. With our stock price currently below the grant price of most options, existing grants neither incent nor motivate employees. The Exchange Program provides Kodak with the opportunity to motivate employees by offering stock options that have a more realistic chance of increasing in value over time.

2. HOW CAN I BENEFIT FROM PARTICIPATING IN THE STOCK OPTION EXCHANGE PROGRAM?
If the new grant price (the average of the high and low selling prices for Kodak stock on the New York Stock Exchange on the date the new options are issued) is lower than the grant prices of the cancelled options, the potential value of the stock options will generally increase.

3. DO I HAVE A CHOICE WHETHER OR NOT TO PARTICIPATE IN THE STOCK OPTION EXCHANGE PROGRAM?
Yes. This program is completely voluntary. There will be an election period during which you can exchange all of your current stock options for new ones, or keep the stock option grants you have.

4. CAN I CANCEL SOME BUT NOT ALL OF MY CURRENT STOCK OPTIONS?
No. By electing to participate in the Exchange Program, you cancel all stock options in exchange for new options granted six months and one day after the end of the election period.

5. WHY CAN'T I RECEIVE MY NEW OPTIONS IMMEDIATELY AFTER MY OLD OPTIONS ARE CANCELLED?
If Kodak granted your new options earlier than six months and one day after the date your old options are cancelled, the company would be subject to significant accounting charges.

6. WHO IS ELIGIBLE TO PARTICIPATE?
While the eligibility requirements of the program are still being developed, one requirement will be that--to participate--you must be continually employed by Kodak or a Kodak subsidiary throughout the election period. That means any employee who leaves the company (terminates employment for any reason, is notified that employment will terminate, or elects to leave) prior to the end of the election period will be ineligible for the program. The six highest-ranking officers of the company are excluded from participating in the Exchange Program.

7. WHAT HAPPENS IF I PARTICIPATE, BUT LEAVE BEFORE THE NEW OPTIONS ARE ISSUED? If you participate in the program, you elect to cancel all current options. Therefore, if you participate and leave before the new options are issued, all of your options are forfeited. We are currently exploring alternatives for those who are involuntarily separated after the close of the election period. More information will be provided with the election materials.

8. WILL THE PROGRAM BE AVAILABLE IN ALL COUNTRIES?
We have employees who hold stock options in almost 60 countries, each of which has its own legal and regulatory requirements that must be considered and satisfied to make the program available. The program, in some form, will be offered in every country where it is feasible and practical to do so. Terms and conditions may vary by country.


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9. HOW MANY NEW OPTIONS WILL I RECEIVE IN THE EXCHANGE?
The 1998 and 2000 global stock option grants to non-management employees will exchange at 1.5 for 1. This means that you will receive 67 options for each all-employee grant of 100 options. Other options will exchange as follows:

               ---------------------     -------------------------
               GRANT PRICE               EXCHANGE RATIO
               ---------------------     -------------------------
               Less than $37             1 for 1
               ---------------------     -------------------------
               $37 through $57.99        1.5 for 1
               ---------------------     -------------------------
               $58 through $69.99        2 for 1
               ---------------------     -------------------------
               $70 through $78.99        2:5 for 1
               ---------------------     -------------------------
               $79 and higher            3 for 1
               ---------------------     -------------------------


10. WHAT ARE THE OTHER TERMS AND CONDITIONS OF MY NEW OPTIONS?
While many of the details of the Stock Option Exchange Program are still being finalized, here is what is determined so far:
   o To the extent possible, new options will be vested to the same degree that your cancelled options would have been vested on the date the new options are granted.
   o The exercise price of the new options will be the fair market value of Kodak stock on the date they are granted.
   o The new options will expire on the same date the cancelled options were scheduled to expire.
   o We expect the remaining terms and conditions of your new options to be very similar to those of your old options.
All terms and conditions may vary by country.

11. WHY DON'T I GET THE SAME NUMBER OF OPTIONS I TRADE IN?
The ratios have been chosen to be equitable to employees, the company and shareholders.

12. DO I NEED TO FIND MY ORIGINAL CERTIFICATES TO PARTICIPATE?
No. If you elect to participate, your current stock options will be cancelled and new ones will be issued.

13. I HAVE SOME RECENT STOCK OPTIONS AT A FAIRLY LOW GRANT PRICE. WHY DO I HAVE TO EXCHANGE THOSE TO PARTICIPATE?
If Kodak allowed employees to keep options that were granted within the six months before the date the options are cancelled, the company would be subject to significant accounting charges that could negatively impact earnings.

14. I HOLD A GRANT OF STOCK APPRECIATION RIGHTS ("SARS") IN ADDITION TO SOME STOCK OPTIONS. WILL THE SARS BE ELIGIBLE FOR THE PROGRAM?
Yes, both stock options and SARs are eligible for the program.

15. WHERE CAN I GET MORE INFORMATION ON THE STOCK OPTION EXCHANGE PROGRAM?
No further details are available at this time. If approved by shareholders in late January, employees worldwide will receive an election package outlining the details of the program, the election process and timeline.

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Kodak has not filed or distributed its proxy statement in connection with the special meeting of shareholders to approve certain plan amendments necessary for the option exchange offer to be made. Kodak's proxy statement will contain important information regarding the proposals related to this exchange and should be read carefully by shareholders prior to voting. Kodak has not commenced the exchange offer referred to in this communication, and will not unless the shareholders approve related proposals at a special meeting to be held in January 2002. At the time the exchange offer is commenced, Kodak will provide optionholders who are eligible to participate in the exchange offer with written materials explaining the precise terms and timing of the exchange offer. Persons who are eligible to participate in the exchange offer should read these written materials carefully when they become available because they contain important information about the exchange offer. Kodak will also file its proxy statement with respect to the special meeting and the written materials relating to the exchange offer with the Securities and Exchange Commission as part of a tender offer statement upon the commencement of the exchange offer. Kodak's stockholders and optionholders will be able to obtain these written materials and other documents filed by Kodak with the Securities and Exchange Commission free of charge from the Securities and Exchange Commission's website at www.sec.gov. If necessary, Kodak stockholders may obtain a written copy of the proxy statement for the Special meeting by contacting Equiserve at 1-800-253-6057. Kodak optionholders may obtain a written copy of the tender offer statement, when available, by contacting the Stock Option Exchange Hotline, Eastman Kodak Company, 343 State Street, Rochester, N.Y. 14650-1112.